Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Strong Second Quarter Fiscal 2022 Results
ATLANTA, April 28, 2022 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and six months ended March 31, 2022.
“We generated very strong second quarter financial results,” said Allan P. Merrill, the Company’s Chairman and Chief Executive Officer. “Increases in both home prices and margins allowed us to significantly improve profitability despite continuing supply chain challenges. We also increased our lot position and reduced leverage as we continued to demonstrate positive results from our Balanced Growth strategy.”
Commenting on market conditions and updated fiscal 2022 full-year expectations, Mr. Merrill said, “While supply chain challenges are expected to continue to impact the level of housing starts and construction cycle times, the larger issue is worsening home affordability as both home prices and mortgage rates have moved higher this year. Although new home orders have not been significantly impacted to date, we expect future periods to present a more challenging sales environment.
However, with the size of our backlog, we have excellent visibility into full year financial results. We now expect to generate fiscal year 2022 earnings per share of at least $6.00, inclusive of previously disclosed tax benefits of approximately $0.40 per share. We also expect to reduce debt below $1 billion by year end, even as we further expand our active lot position.”
Looking further out, Mr. Merrill concluded, “We remain confident in the multi-year growth of our business and the new home industry. The fundamental disconnect between the demand for homes and the likely supply of homes – which has given rise to a multimillion home deficit over the past decade – remains in place. As such, we expect to be able to work through affordability challenges to deliver improving profitability and returns from our less leveraged and more efficient balance sheet, while expanding our ESG activities to create durable value for all of our stakeholders.”
Beazer Homes Fiscal Second Quarter 2022 Highlights and Comparison to Fiscal Second Quarter 2021
•Net income from continuing operations of $44.7 million, or $1.45 per diluted share, compared to net income from continuing operations of $24.6 million, or $0.81 per diluted share, in fiscal second quarter 2021
•Adjusted EBITDA of $77.4 million, up 20.5%
•Homebuilding revenue of $507.2 million, down 7.3% on a 22.3% decrease in home closings to 1,078, partially offset by a 19.3% increase in average selling price to $470.5 thousand
•Homebuilding gross margin was 23.5%, up 570 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 26.8%, up 460 basis points
•SG&A as a percentage of total revenue was 12.2%, up 120 basis points year-over-year
•Net new orders of 1,291, down 30.4% on a 9.2% decrease in average community count to 119 and a 23.4% decrease in orders/community/month to 3.6
•Backlog dollar value of $1,583.5 million, up 14.2% on a 20.9% increase in average selling price of homes in backlog to $507.4 thousand, partially offset by a 5.5% decrease in backlog units to 3,121
•Controlled lots of 23,516, up 24.7% from 18,851
•Land acquisition and land development spending was $132.6 million, up 36.3% from $97.3 million
•Repurchased a total of $6.0 million of debt
•Unrestricted cash at quarter end was $163.9 million; total liquidity was $413.9 million

The following provides additional details on the Company's performance during the fiscal second quarter 2022:
Profitability. Net income from continuing operations was $44.7 million, generating diluted earnings per share of $1.45. This included the impact of energy efficiency tax credits of $3.0 million, or $0.10 per share. Second quarter adjusted EBITDA of $77.4 million was up $13.2 million, or 20.5%, year-over-year. The increase in profitability was primarily driven by higher homebuilding gross margin.
Orders. Net new orders for the second quarter decreased to 1,291, down 30.4% from 1,854 in the prior year period. The decrease in net new orders was driven by a 9.2% decrease in average community count to 119 and a 23.4% decrease in sales pace to 3.6 orders per community per month, down from 4.7 in the prior year period, as the Company proactively limited sales pace to align with the pace of production, manage lot supply, optimize margins and ensure a positive customer experience. Sales pace remained strong compared to the historical average of 3.4 over the last 10 years for the second quarter. The cancellation rate for the quarter was 12.2%, up from 10.0% in the prior year period.
Backlog. The dollar value of homes in backlog as of March 31, 2022 increased 14.2% to $1,583.5 million, representing 3,121 homes, compared to $1,386.4 million, representing 3,303 homes, at the same time last year. The average selling price of homes in backlog was $507.4 thousand, up 20.9% versus the previous year.
Homebuilding Revenue. Second quarter homebuilding revenue was $507.2 million, down 7.3% year-over-year. The decrease in homebuilding revenue was driven by a 22.3% decrease in home closings to 1,078 homes, partially offset by a 19.3% increase in the average selling price to $470.5 thousand.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 26.8% for the second quarter, up 460 basis points year-over-year, driven primarily by pricing increases and lower sales incentives.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 12.2% for the quarter, up 120 basis points year-over-year primarily due to decreases in closings and revenue. SG&A on an absolute dollar basis increased by $1.5 million, or 2.4%, year-over-year primarily due to increased personnel expense.
Land Position. Controlled lots increased 24.7% to 23,516, compared to 18,851 in the prior year. Excluding land held for future development and land held for sale lots, active controlled lots were 22,728, up 24.7% year-over-year. The Company had 11,551 lots, or 50.8% of its total active lots, under option contracts compared to 8,381 lots, or 46.0% of its total active lots, under option contracts a year ago.
Debt Repurchases. The Company repurchased $6.0 million of its outstanding 5.875% unsecured Senior Notes due October 2027 at an average price of $101.888 per $100 principal amount.
Liquidity. At the close of the second quarter, the Company had approximately $413.9 million of available liquidity, including $163.9 million of unrestricted cash and a fully undrawn revolving credit facility capacity of $250.0 million.
Imagine Homes Acquisition
The Company also announced today that it had entered into an agreement to acquire substantially all of the assets of Imagine Homes, a private San Antonio-based homebuilder. Imagine Homes, a champion of green building practices since its inception in 2006, has been recognized as a leader in energy efficient new construction, earning local and national accolades including the EPA’s Energy Star Certified Homes Market Leader Award and six NAHB Green Building AwardsTM. Terms of the transaction were not disclosed.
For the past 16 years, Beazer has held a one-third ownership stake in Imagine Homes. The transaction reiterates Beazer’s commitment to leading the industry in energy efficiency initiatives and expands the Company’s footprint in Texas, which already includes the Dallas and Houston markets.

Commitment to ESG
In December 2021, the Company published its inaugural ESG Summary, which contains detailed disclosures of environmental, social and governance (ESG) initiatives, as well as metrics that are responsive to sustainability accounting standards promulgated by the Sustainability Accounting Standards Board (SASB) for companies within the homebuilding industry. The ESG Summary represents another step forward in the Company's commitment to increased ESG accountability and provides a foundation to build increased transparency by directly reporting on relevant sustainability issues, risks and opportunities that impact the business.
Demonstrating recognition for the Company's efforts to create and sustain a strong reputation among employees, shareholders, customers and other partners, Beazer Homes was ranked first among construction companies in Newsweek's inaugural list of America's Most Trusted Companies 2022. This award was presented to the Company in April 2022 by Newsweek and Statista Inc. America's Most Trusted Companies 2022 were identified based on an independent survey of approximately 50,000 U.S. residents who rated companies they knew from the perspective of customers, investors and employees.

Summary results for the three and six months ended March 31, 2022 are as follows:

	Three Months Ended March 31,
	2022	2021		Change*
New home orders, net of cancellations	1,291	1,854		(30.4)%
Orders per community per month	3.6	4.7		(23.4)%
Average active community count	119	131		(9.2)%
Actual community count at quarter-end	119	132		(9.8)%
Cancellation rates	12.2%	10.0%	220	bps

Total home closings	1,078	1,388		(22.3)%
Average selling price (ASP) from closings (in thousands)	$470.5	$394.4		19.3%
Homebuilding revenue (in millions)	$507.2	$547.4		(7.3)%
Homebuilding gross margin	23.5%	17.8%		570 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	23.6%	17.8%		580 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	26.8%	22.2%		460 bps

Income from continuing operations before income taxes (in millions)	$54.8	$32.3		69.3%
Expense from income taxes (in millions)	$10.1	$7.7		30.7%
Income from continuing operations, net of tax (in millions)	$44.7	$24.6		81.3%
Basic income per share from continuing operations	$1.46	$0.82		78.0%
Diluted income per share from continuing operations	$1.45	$0.81		79.0%

Net income	$44.7	$24.5		82.1%

Land and land development spending (in millions)	$132.6	$97.3		36.3%

Adjusted EBITDA (in millions)	$77.4	$64.2		20.5%
LTM Adjusted EBITDA (in millions)	$293.4	$238.9		22.8%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	Six Months Ended March 31,
	2022	2021		Change*
New home orders, net of cancellations	2,432	3,296		(26.2)%
LTM orders per community per month	3.3	3.8		(13.2)%
Cancellation rates	12.0%	11.0%	100	bps

Total home closings	2,097	2,502		(16.2)%
ASP from closings (in thousands)	$454.9	$388.3		17.2%
Homebuilding revenue (in millions)	$953.9	$971.6		(1.8)%
Homebuilding gross margin	22.3%	17.7%		460 bps
Homebuilding gross margin, excluding I&A	22.3%	17.8%		450 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	25.6%	22.2%		340 bps

Income from continuing operations before income taxes (in millions)	$96.1	$48.5		98.1%
Expense from income taxes (in millions)	$16.5	$11.8		39.8%
Income from continuing operations, net of tax (in millions)	$79.6	$36.7		116.9%
Basic income per share from continuing operations	$2.61	$1.23		112.2%
Diluted income per share from continuing operations	$2.59	$1.22		112.3%

Net income	$79.6	$36.5		117.8%

Land and land development spending (in millions)	$263.3	$206.9		27.2%

Adjusted EBITDA (in millions)	$138.5	$107.8		28.5%
* Change and totals are calculated using unrounded numbers.
"LTM" indicates amounts for the trailing 12 months.

	As of March 31,
	2022	2021	Change
Backlog units	3,121	3,303	(5.5)%
Dollar value of backlog (in millions)	$1,583.5	$1,386.4	14.2%
ASP in backlog (in thousands)	$507.4	$419.7	20.9%
Land and lots controlled	23,516	18,851	24.7%
Conference Call
The Company will hold a conference call on April 28, 2022 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the pass code “8571348". A replay of the conference call will be available, until 10:00 PM ET on May 5, 2022 at 866-511-1891 (for international callers, dial 203-369-1946) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (ii) increases in mortgage interest rates and reduced availability of mortgage financing due to, among other factors, recent and likely continued actions by the Federal Reserve to address sharp increases in inflation; (iii) other economic changes nationally and in local markets, including changes in consumer confidence, wage levels, declines in employment levels, and an increase in the number of foreclosures, each of which is outside our control and affects the affordability of, and demand for, the homes we sell; (iv) potential negative impacts of the COVID-19 pandemic, which, in addition to exacerbating each of the risks listed above and below, may include a significant decrease in demand for our homes or consumer confidence generally with respect to purchasing a home, an inability to sell and build homes in a typical manner or at all, increased costs or decreased supply of building materials, including lumber, or the availability of subcontractors, housing inspectors, and other third-parties we rely on to support our operations, and recognizing charges in future periods, which may be material, for goodwill impairments, inventory impairments and/or land option contract abandonments; (v) supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances; (vi) shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor; (vii) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (viii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (ix) our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility) or adverse credit market conditions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (x) market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital); (xi) terrorist acts, protests and civil unrest, political uncertainty, natural disasters, acts of war or other factors over which the Company has no control; (xii) inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled; (xiii) changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes; (xiv) increased competition or delays in reacting to changing consumer preferences in home design; (xv) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xvi) the potential recoverability of our deferred tax assets; (xvii) increases in corporate tax rates; (xviii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xix) the results of litigation or government proceedings and fulfillment of any related obligations; (xx) the impact of construction defect and home warranty claims; (xxi) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xxii) the impact of information technology failures, cybersecurity issues or data security breaches; (xxiii) the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water; and (xxiv) the success of our ESG initiatives, including our ability to meet our goal that every home we build will be Net Zero Energy Ready by 2025 as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Net Zero future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
in thousands (except per share data)	2022	2021	2022	2021
Total revenue	$508,506	$549,889	$962,655	$978,428
Home construction and land sales expenses	387,821	451,963	744,570	804,744
Inventory impairments and abandonments	935	—	935	465
Gross profit	119,750	97,926	217,150	173,219
Commissions	16,578	20,884	32,391	37,391
General and administrative expenses	45,530	39,741	83,297	77,717
Depreciation and amortization	3,031	3,683	5,912	6,805
Operating income	54,611	33,618	95,550	51,306
Equity in income of unconsolidated entities	163	186	451	111
Loss on extinguishment of debt, net	(164)	(563)	(164)	(563)
Other income (expense), net	140	(894)	271	(2,346)
Income from continuing operations before income taxes	54,750	32,347	96,108	48,508
Expense from income taxes	10,072	7,704	16,535	11,829
Income from continuing operations	44,678	24,643	79,573	36,679
Loss from discontinued operations, net of tax	(6)	(115)	(16)	(154)
Net income	$44,672	$24,528	$79,557	$36,525
Weighted-average number of shares:
Basic	30,594	29,953	30,464	29,862
Diluted	30,823	30,215	30,772	30,150

Basic income (loss) per share:
Continuing operations	$1.46	$0.82	$2.61	$1.23
Discontinued operations	—	—	—	(0.01)
Total	$1.46	$0.82	$2.61	$1.22
Diluted income (loss) per share:
Continuing operations	$1.45	$0.81	$2.59	$1.22
Discontinued operations	—	—	—	(0.01)
Total	$1.45	$0.81	$2.59	$1.21

	Three Months Ended		Six Months Ended
	March 31,		March 31,
Capitalized Interest in Inventory	2022	2021	2022	2021
Capitalized interest in inventory, beginning of period	$110,516	$119,148	$106,985	$119,659
Interest incurred	18,253	19,345	36,564	39,247
Interest expense not qualified for capitalization and included as other expense	—	(969)	—	(2,569)
Capitalized interest amortized to home construction and land sales expenses	(16,083)	(24,110)	(30,863)	(42,923)
Capitalized interest in inventory, end of period	$112,686	$113,414	$112,686	$113,414

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	March 31, 2022	September 30, 2021
ASSETS
Cash and cash equivalents	$163,905	$246,715
Restricted cash	33,343	27,428
Accounts receivable (net of allowance of $290 and $290, respectively)	24,289	25,685
Income tax receivable	9,866	9,929
Owned inventory	1,676,972	1,501,602
Investments in unconsolidated entities	4,667	4,464
Deferred tax assets, net	190,876	204,766
Property and equipment, net	23,168	22,885
Operating lease right-of-use assets	11,301	12,344
Goodwill	11,376	11,376
Other assets	10,241	11,616
Total assets	$2,160,004	$2,078,810
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$147,257	$133,391
Operating lease liabilities	12,912	14,154
Other liabilities	147,583	152,351
Total debt (net of debt issuance costs of $8,151 and $8,983, respectively)	1,049,895	1,054,030
Total liabilities	1,357,647	1,353,926
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,457,627 issued and outstanding and 31,294,198 issued and outstanding, respectively)	31	31
Paid-in capital	864,074	866,158
Accumulated deficit	(61,748)	(141,305)
Total stockholders’ equity	802,357	724,884
Total liabilities and stockholders’ equity	$2,160,004	$2,078,810

Inventory Breakdown
Homes under construction	$838,139	$648,283
Land under development	619,385	648,404
Land held for future development	19,879	19,879
Land held for sale	14,167	9,179
Capitalized interest	112,686	106,985
Model homes	72,716	68,872
Total owned inventory	$1,676,972	$1,501,602

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
SELECTED OPERATING DATA	2022	2021	2022	2021
Closings:
West region	665	757	1,268	1,399
East region	252	321	497	544
Southeast region	161	310	332	559
Total closings	1,078	1,388	2,097	2,502

New orders, net of cancellations:
West region	832	1,116	1,487	1,898
East region	284	357	520	677
Southeast region	175	381	425	721
Total new orders, net	1,291	1,854	2,432	3,296

	As of March 31,
Backlog units:	2022	2021
West region	1,872	1,864
East region	634	757
Southeast region	615	682
Total backlog units	3,121	3,303
Aggregate dollar value of homes in backlog (in millions)	$1,583.5	$1,386.4
ASP in backlog (in thousands)	$507.4	$419.7

in thousands	Three Months Ended March 31,		Six Months Ended March 31,
SUPPLEMENTAL FINANCIAL DATA	2022	2021	2022	2021
Homebuilding revenue:
West region	$302,887	$277,843	$559,379	$510,783
East region	128,424	151,993	242,711	249,957
Southeast region	75,897	117,581	151,847	210,906
Total homebuilding revenue	$507,208	$547,417	$953,937	$971,646

Revenue:
Homebuilding	$507,208	$547,417	$953,937	$971,646
Land sales and other	1,298	2,472	8,718	6,782
Total revenue	$508,506	$549,889	$962,655	$978,428

Gross profit:
Homebuilding	$119,402	$97,456	$212,706	$172,293
Land sales and other	348	470	4,444	926
Total gross profit	$119,750	$97,926	$217,150	$173,219

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These measures should not be considered alternative to homebuilding gross profit and gross margin determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,				Six Months Ended March 31,
in thousands	2022		2021		2022		2021
Homebuilding gross profit/margin	$119,402	23.5%	$97,456	17.8%	$212,706	22.3%	$172,293	17.7%
Inventory impairments and abandonments (I&A)	495		—		495		465
Homebuilding gross profit/margin excluding I&A	119,897	23.6%	97,456	17.8%	213,201	22.3%	172,758	17.8%
Interest amortized to cost of sales	16,083		24,110		30,863		42,670
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$135,980	26.8%	$121,566	22.2%	$244,064	25.6%	$215,428	22.2%

Reconciliation of Adjusted EBITDA to total company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position, and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,		Six Months Ended March 31,		LTM Ended March 31, (a)
in thousands	2022	2021	2022	2021	2022	2021
Net income	$44,672	$24,528	$79,557	$36,525	$165,053	$75,391
Expense from income taxes	10,071	7,672	16,531	11,786	26,246	25,508
Interest amortized to home construction and land sales expenses and capitalized interest impaired	16,083	24,110	30,863	42,923	75,230	96,256
Interest expense not qualified for capitalization	—	969	—	2,569	212	7,667
EBIT	70,826	57,279	126,951	93,803	266,741	204,822
Depreciation and amortization	3,031	3,683	5,912	6,805	13,083	15,391
EBITDA	73,857	60,962	132,863	100,608	279,824	220,213
Stock-based compensation expense	2,424	2,549	4,532	6,060	10,639	12,886
Loss on extinguishment of debt	164	563	164	563	1,626	563
Inventory impairments and abandonments (b)	935	—	935	465	1,323	2,576
Restructuring and severance expenses	—	—	—	(10)	—	1,307
Litigation settlement in discontinued operations	—	120	—	120	—	1,380
Adjusted EBITDA	$77,380	$64,194	$138,494	$107,806	$293,412	$238,925
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."